Exhibit 99.1

News Release

CommScope Announces Second Quarter 2010 Results

•	Net sales of $838 million rose 16 percent sequentially and 7 percent year over year

•	Strong North American wireless spending and global Enterprise recovery drove sales growth

•	Operating income of $81 million

•	Adjusted operating income of $101 million, excluding special items

•	Net income of $44 million, or $0.43 per diluted share, on effective tax rate of 25%

•	Adjusted net income of $56 million, or $0.55 per diluted share

HICKORY, NC, July 28, 2010—CommScope Inc., a global leader in infrastructure solutions for communications networks, reported sales of $838.1 million and net income of $44.2 million, or $0.43 of earnings per diluted share, for the quarter ended June 30, 2010.

The reported net income includes after-tax charges of $15.2 million for the amortization of purchased intangibles and $2.3 million for restructuring offset by a $5.3 million after-tax gain related to an arbitration award. Excluding these special items, adjusted second quarter 2010 net income was $56.4 million, or $0.55 of earnings per diluted share. A reconciliation of reported GAAP results to adjusted results is attached.

For the quarter ended June 30, 2009, CommScope reported sales of $783.7 million and net income of $15.4 million, or $0.18 per diluted share. The reported net income included after-tax charges of $15.3 million for the amortization of purchased intangibles, $14.7 million for losses on debt conversions and prepayments, $10.3 million in litigation charges and $5.6 million in restructuring costs. Excluding these special items, adjusted second quarter 2009 earnings were $61.3 million, or $0.67 per diluted share. A reconciliation of reported GAAP results to adjusted results is attached.

“Strong North American wireless spending and an ongoing recovery in the global Enterprise market drove sales growth and higher sequential operating margins,” said CommScope Chairman and Chief Executive Officer Frank Drendel. “However, reduced wireless spending in India and China restrained our overall growth in the quarter.

“Despite the ongoing economic uncertainty, we remain optimistic about opportunities for long-term profitable growth. We intend to build upon our leading global position supporting next-generation wireless technologies, like LTE, while we strengthen our leadership in the Enterprise market. The need for bandwidth at home, at the office and for the mobile consumer has grown at astounding rates. New smart phones and connected tablets continue to generate demand for a faster and highly reliable mobile Internet. As a result, many carriers around the world are in the early stages of deploying next-generation networks. We are focused on executing our strategy of helping these customers connect and communicate seamlessly through the waves of technology.”

Sales Overview

Second quarter 2010 sales increased 16.1 percent sequentially and 6.9 percent year over year to $838.1 million. Foreign exchange rates negatively affected sales by $5.8 million on a sequential basis and positively affected sales by $3.0 million on a year-over-year basis.

Net Sales by Segment
($ in millions)
	Second Quarter 2010	Second Quarter 2009	First Quarter 2010	% Change
				YOY	Sequential
ACCG	$309.5	$322.2	$258.6	-3.9%	19.7%
Enterprise	220.7	164.3	197.9	34.3%	11.5%
Broadband	128.6	118.2	111.0	8.8%	15.9%
WNS	181.3	179.7	155.8	0.9%	16.4%
Inter-segment eliminations	(2.0)	(0.7)	(1.7)	n/a	n/a

Total CommScope Net Sales	$838.1	$783.7	$721.6	6.9%	16.1%

Net Sales by Region
($ in millions)
	Second Quarter 2010	Second Quarter 2009	First Quarter 2010	% Change
				YOY	Sequential
United States	$469.1	$419.3	$383.1	11.9%	22.4%

Europe, Middle East & Africa	172.2	171.5	149.2	0.4%	15.4%
Asia Pacific	121.4	143.5	123.6	-15.4%	-1.8%
Other Americas	77.4	50.1	67.4	54.5%	14.8%

Subtotal International	$371.0	$365.1	$340.2	1.6%	9.1%

Inter-segment eliminations	(2.0)	(0.7)	(1.7)	n/a	n/a

Total CommScope Net Sales	$838.1	$783.7	$721.6	6.9%	16.1%

Antenna, Cable and Cabinet Group (ACCG) sales grew significantly on a sequential basis, due primarily to U.S. operators’ increased investments in next generation wireless and wireline communication infrastructure. This sequential increase was somewhat offset by a decline in the Asia Pacific (APAC) region mainly driven by lower sales in India and China. Ongoing regulatory issues in India continued to have a negative effect primarily on microwave and base station antenna sales. Sales declined modestly year over year as lower sales in the APAC and Europe, Middle East and Africa (EMEA) regions more than offset growth in the Americas.

Enterprise segment sales increased sequentially and year over year as corporations and large entities continued to invest in strategic information technology. Sales increased across all regions and product groups. The company continues to see increased adoption of higher value, end-to-end solutions as new data centers are deployed and as data-intensive applications such as video, collaborative software and IP-based security consume increasing amounts of bandwidth.

Broadband segment sales increased year over year primarily due to higher volume in Central and Latin America (CALA). The improved sequential sales performance was driven by solid sales growth in CALA as well as seasonally stronger sales in North America. These sales increases were somewhat offset by reductions in pricing on certain cable products.

Wireless Network Solutions (WNS) segment sales increased primarily as a result of volume gains in the North America region as well as strong sales into South Africa for the completion of wireless infrastructure for stadiums used for the soccer World Cup. These volume gains were somewhat offset by declines in the APAC region. The company expects long-term growth opportunities for the project-oriented WNS segment and expects to continue to benefit from the deployment of advanced wireless capacity and coverage solutions for buildings, stadiums, trains and other challenging applications.

In the second quarter of 2010, U.S. sales increased 11.9 percent year over year and 22.4 percent sequentially to $469.1 million, or 56 percent of total company sales.

Orders booked in the second quarter of 2010 were $817.5 million.

Operating Overview

Operating income in the second quarter of 2010 was $81.4 million compared to $74.1 million in the year-ago period. Adjusted operating income, which excludes the amortization of purchased intangibles and other special items, declined 19.2 percent from the year-ago period to $100.8 million. The decline in adjusted operating income is primarily attributable to a decline in Broadband operating income and a return to normal business practices for salary and incentive compensation. However, adjusted operating income increased 52.5 percent sequentially, primarily due to improving wireless performance. (A reconciliation of GAAP to adjusted operating income follows.)

Second Quarter 2010 Adjusted (non-GAAP) Operating Income by Segment
($ in millions)
	ACCG	Enterprise	Broadband	WNS	Total
Operating income, as reported	$17.2	$36.8	$10.7	$16.7	$81.4

Amortization of purchased intangible assets (1)	17.1	1.6	0.5	5.2	24.4
Restructuring costs	1.5	(0.1)	0.6	1.6	3.6
Arbitration award	(8.6)	—	—	—	(8.6)

Adjusted (non-GAAP) operating income	$27.2	$38.3	$11.8	$23.5	$100.8
Adjusted (non-GAAP) operating margin	8.8%	17.4%	9.2%	13.0%	12.0%

First Quarter 2010 Adjusted (non-GAAP) Operating Income by Segment
($ in millions)
	ACCG	Enterprise	Broadband	WNS	Total
Operating income (loss), as reported	$(40.3)	$18.1	$13.3	$2.7	$(6.2)

Amortization of purchased intangible assets (1)	17.1	1.6	0.5	5.2	24.4
Restructuring costs	31.6	15.7	—	0.6	47.9

Adjusted (non-GAAP) operating income	$8.4	$35.4	$13.8	$8.5	$66.1
Adjusted (non-GAAP) operating margin	3.2%	17.9%	12.4%	5.5%	9.2%

Second Quarter 2009 Adjusted (non-GAAP) Operating Income by Segment
($ in millions)
	ACCG	Enterprise	Broadband	WNS	Total
Operating income, as reported	$14.6	$27.8	$27.9	$3.8	$74.1

Amortization of purchased intangible assets (1)	17.2	1.6	0.5	5.2	24.5
Restructuring costs	4.9	1.3	0.3	1.6	8.1
Litigation charge	—	—	—	18.1	18.1

Adjusted (non-GAAP) operating income	$36.7	$30.7	$28.7	$28.7	$124.8
Adjusted (non-GAAP) operating margin	11.4%	18.7%	24.3%	16.0%	15.9%

(1)	Total includes $3.6 million of amortization included in cost of sales.

CommScope management believes that presenting operating income information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Second Quarter 2010 Financial Highlights

•

Gross margin for the second quarter of 2010 was 30.1 percent and includes a benefit of $8.6 million for an arbitration award. Excluding this special item, adjusted gross margin was 29.1 percent. Gross margin for the year-ago period was 29.2 percent and includes an $18.1 million charge for litigation. Excluding this special item, adjusted gross margin was 31.5 percent in the year-ago quarter. Adjusted gross margin declined year over year due primarily to higher material costs, a return to normal business practices for salary and incentive compensation and lower prices for certain cable products.

•

SG&A expense for the second quarter of 2010 was $116.5 million, up $17.5 million or 17.7 percent, year over year, primarily due to the reinstatement of certain incentive based employee cash bonus programs in 2010 that had been suspended for 2009 and higher selling costs due to higher net sales.

•

Interest expense for the quarter was $22.5 million compared to $43.2 million in the year-ago quarter. Included in the year-ago quarter’s interest expense were non-cash charges of $11.3 million related to an interest make whole payment and $5.4 million related to the write off of deferred financing fees in connection with accelerated debt payments. Excluding those items, interest expense in the year-ago quarter was $26.5 million. Interest expense declined year over year due to lower debt levels.

•

The company’s effective income tax rate for the quarter was 25.0 percent, while the overall tax rate on adjusted pretax income was 28.1 percent. These rates include a benefit of $2.6 million for adjustments to valuation allowances related to various tax matters and a $2.5 million benefit related to adjustments to the estimated cost of repatriation.

•

The company incurred $3.6 million in restructuring costs as part of its previously announced 2010 initiatives to realign and lower its cost structure and improve capacity utilization. The company expects to substantially complete these initiatives in late 2011.

•	Total depreciation and amortization expense in the quarter was $46.8 million, which included $24.4 million of amortization of purchased intangibles.

•	Net operating cash flow in the quarter was $28.2 million. Capital spending in the quarter was $9.3 million.

•

Total debt outstanding at June 30, 2010 was $1.35 billion and reflected a voluntary debt prepayment of $50 million in the quarter. The company ended the quarter with $577.3 million in cash, cash equivalents and short-term investments.

Other Highlights

•

Two of Japan’s wireless operators have made the switch to HELIAX® 2.0 smoothwall cables from CommScope’s Andrew Solutions. HELIAX 2.0 smoothwall cables deliver lower attenuation, higher crush strength and reduced weight when compared to competitors’ copper cables. The company is also supplying cable accessories, base station antennas and RF splitters to one of the operators.

•

CommScope’s Andrew Solutions added powerful new capabilities in Version 10 of its versatile GeoLENs mobile location center (MLC). The GeoLENs MLC 10 is a complete location system that supports both gateway and serving functions for emergency, value-added and security location-based services. The company believes GeoLENs supports the widest range of positioning capabilities available from a single vendor, individually or in combination and on a common platform, including handset-based, network-based, and hybrid locating technologies for 2G and 3G access – specifically, cell identity (CID), A-GPS, enhanced-CID, uplink time difference of arrival on the traffic channel, multiple range estimation location and angle of arrival (AOA).

•

The 100th customer location was added to CommScope Advantage Inventory Management® (AIM) 2.0, a CommScope-managed, automated inventory management program offered to broadband cable customers. The AIM 2.0 program is a cutting edge collaborative inventory management program that helps customers run efficient distribution centers and other warehouse facilities. AIM 2.0 enables cable operators to benefit from CommScope’s expertise in inventory management, helping them increase inventory turns, improve operational efficiency and ensure adequate stock.

Outlook

CommScope management provided the following guidance:

Third Quarter 2010:

•	Revenue of $815 million to $865 million

•	Adjusted operating income of $90 million to $110 million, excluding amortization of purchased intangibles, restructuring and other special items

•	Tax rate of 32 percent to 36 percent on adjusted pretax income

The company’s third quarter guidance is based upon expectations of increased spending in India as security issues are resolved and as operators increase wireless spending for 3G applications, adequate component availability, ongoing Enterprise strength and a stable business environment.

“We delivered a solid quarter despite challenging conditions in India and broader economic concerns,” said Executive Vice President and Chief Financial Officer Jearld Leonhardt. “Due mainly to these issues, which have contributed to a slower-than-expected recovery in wireless spending in Europe and Asia-Pacific, we believe that it will be difficult to achieve year-over-year growth in adjusted operating income for calendar year 2010.

“However, looking ahead to the second half of the year, we continue to expect higher sales and adjusted operating income, excluding special items, than the first half of the year.”

Conference Call Information

CommScope plans to host a call today at 5:00 p.m. ET to discuss second quarter results. You are invited to download slides of the presentation from the Investor Relations page of CommScope’s website and listen to the conference call or live webcast with Frank Drendel, chairman and CEO; Eddie Edwards, president and COO; and Jearld Leonhardt, executive vice president and CFO.

To participate in the conference call, U.S. callers should dial +1 866-845-6585 and callers outside of the U.S. should dial +1 706-643-2944. The conference identification number is 84971123. Please plan to dial in 10 – 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call will be available through a link on the Investor Relations page of CommScope’s website at www.commscope.com.

If you are unable to participate in the call and would like to hear a replay, U.S. callers can dial +1 800-642-1687 and callers outside the U.S. can dial +1 706-645-9291 for the replay. The replay identification number is 84971123 and will be available through August 11, 2010. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope, Inc. (NYSE: CTV; www.commscope.com) provides essential infrastructure that makes communication possible. We empower people to connect and communicate seamlessly where, when and how they choose. Our solutions and services for wired and wireless networks enable high-bandwidth data, video, and voice applications everywhere—at home, at work, and on the go. Through every wave of technology, CommScope helps the world connect and evolve. Backed by numerous respected brands such as Andrew®, SYSTIMAX® and Uniprise®, CommScope supports customers in more than 100 countries around the world through its focus on integrity, ethics, quality and technical innovation.

Forward Looking Statements

This press release contains forward-looking statements regarding, among other things, the business position, plans, outlook, integration, and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. Statements made in the future tense, and statements using words such as “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “anticipate,” “designed to,” “confident,” “think,” “scheduled,” “outlook,” “guidance,” “foreseeable future” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope, and therefore should be carefully considered. Factors that could cause actual results of CommScope to differ materially include, but are not limited to, continued global economic weakness and uncertainties and disruption in the credit and financial markets; changes in cost and availability of key raw materials and components and the potential effect on customer pricing; realignment of global manufacturing capacity, including delays or challenges related to removing, transporting or reinstalling equipment; changes in laws or regulations affecting us or the industries we serve; the ability to retain qualified employees; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; continuing consolidation among customers; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; significant international operations and the impact of variability in foreign exchange rates; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness and maintaining compliance with debt covenants; capital structure changes; income tax rate variability and ability to recover amounts recorded as value added tax receivables; product performance issues and associated warranty claims; ability to successfully implement major systems initiatives; cost of protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending and future litigations and proceedings; authoritative changes in generally accepted accounting principles by standard-setting bodies; and political instability. For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov. In providing forward-looking statements CommScope does not undertake any duty or obligation to update these statements as a result of new information, future events or otherwise.

Investor Contacts:	News Media Contact:
Philip Armstrong, CommScope	Rick Aspan, CommScope
+1 828-323-4848	+1 708-236-6568
publicrelations@commscope.com
Mark Huegerich, CommScope
+1 828-431-2540

CommScope, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$838,134	$783,708	$1,559,740	$1,525,959

Operating costs and expenses:
Cost of sales	585,937	554,575	1,102,702	1,128,101
Selling, general and administrative	116,454	98,951	229,039	200,156
Research and development	30,046	27,105	59,854	56,067
Amortization of purchased intangible assets	20,764	20,825	41,528	41,649
Restructuring costs	3,572	8,117	51,424	16,820

Total operating costs and expenses	756,773	709,573	1,484,547	1,442,793

Operating income	81,361	74,135	75,193	83,166
Other income (expense), net	(1,179)	(503)	73	(10,533)
Interest expense	(22,500)	(43,183)	(47,030)	(73,810)
Interest income	1,324	1,028	2,801	2,507

Income before income taxes	59,006	31,477	31,037	1,330
Income tax expense	(14,763)	(16,050)	(8,910)	(6,425)

Net income (loss)	$44,243	$15,427	$22,127	$(5,095)

Earnings (loss) per share:
Basic	$0.47	$0.19	$0.23	$(0.07)
Diluted (a)	$0.43	$0.18	$0.23	$(0.07)

Weighted average shares outstanding:
Basic	94,551	80,648	94,424	76,249
Diluted (a)	106,504	93,209	95,864	76,249

(a) Calculation of diluted earnings (loss) per share:
Net income (loss) (basic)	$44,243	$15,427	$22,127	$(5,095)
Convertible debt add-back (b)	1,740	1,202	—	—

Numerator (diluted)	$45,983	$16,629	$22,127	$(5,095)

Weighted average shares (basic)	94,551	80,648	94,424	76,249
Dilutive effect of:
Stock options (c)(d)	630	480	633	—
Restricted stock units and performance share units (c)	868	810	807	—
Convertible debt (b)(c)	10,455	11,271	—	—

Denominator (diluted)	106,504	93,209	95,864	76,249

(b)	Incremental interest expense and shares associated with convertible debt.
(c)	The calculation of diluted earnings per share for the six months ended June 30, 2010 excludes the dilutive effect of convertible debt (10.5 million shares) because it would have increased earnings per share. The calculation of diluted earnings (loss) per share for the six months ended June 30, 2009 excludes the dilutive effect of stock options (0.2 million shares), restricted stock units and performance share units (0.5 million shares), and convertible debt (10.1 million shares) because they would have decreased the loss per share.
(d)	Out-of-the-money options to purchase 1.5 million and 1.4 million shares were excluded from the computation of diluted earnings per share for the three and six months ended June 30, 2010, respectively, because they would have been antidilutive. Out-of-the-money options to purchase 1.1 million and 1.6 million shares were excluded from the computation of diluted earnings (loss) per share for the three and six months ended June 30, 2009, respectively, because they would have been antidilutive.

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	June 30, 2010	December 31, 2009
Assets

Cash and cash equivalents	$478,174	$662,440
Short-term investments	99,157	40,465

Total cash, cash equivalents and short-term investments	577,331	702,905

Accounts receivable, less allowance for doubtful accounts of $12,724 and $16,572, respectively	672,115	598,959
Inventories, net	356,906	314,047
Prepaid expenses and other current assets	41,735	61,435
Deferred income taxes	102,650	67,610

Total current assets	1,750,737	1,744,956

Property, plant and equipment, net	364,518	412,388
Goodwill	995,002	995,037
Other intangibles, net	672,612	721,390
Other noncurrent assets	68,167	67,545

Total Assets	$3,851,036	$3,941,316

Liabilities and Stockholders’ Equity

Accounts payable	$246,228	$200,869
Other accrued liabilities	313,129	247,447
Current portion of long-term debt	3,393	140,810

Total current liabilities	562,750	589,126

Long-term debt	1,351,247	1,403,668
Deferred income taxes	107,113	143,132
Pension and postretirement benefit liabilities	147,198	134,770
Other noncurrent liabilities	119,910	121,637

Total Liabilities	2,288,218	2,392,333

Commitments and contingencies

Stockholders’ Equity:
Common stock, $.01 par value; Authorized shares: 300,000,000; Issued and outstanding shares: 94,679,232 at June 30, 2010 and 94,217,797 at December 31, 2009	1,050	1,046
Additional paid-in capital	1,382,396	1,361,156
Retained earnings	417,011	394,884
Accumulated other comprehensive income (loss)	(87,894)	(58,434)
Treasury stock, at cost: 10,351,056 shares at June 30, 2010 and 10,348,195 shares at December 31, 2009	(149,745)	(149,669)

Total Stockholders’ Equity	1,562,818	1,548,983

Total Liabilities and Stockholders’ Equity	$3,851,036	$3,941,316

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Six Months Ended June 30,
	2010	2009

Operating Activities:
Net income (loss)	$22,127	$(5,095)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	94,982	104,623
Equity-based compensation	18,229	10,173
Deferred income taxes	(66,537)	(16,039)
Non-cash restructuring charges	13,973	—
Non-cash interest expense on 3.50% convertible debentures	—	12,004
Loss on conversion of debt securities	—	8,649
Changes in assets and liabilities	8,739	109,525

Net cash provided by operating activities	91,513	223,840

Investing Activities:
Additions to property, plant and equipment	(18,085)	(24,295)
Proceeds from disposal of fixed assets	6,654	672
Net purchases of short-term investments	(58,692)	—
Cash paid for acquisitions	—	(142)

Net cash used in investing activities	(70,123)	(23,765)

Financing Activities:
Principal payments on long-term debt	(188,789)	(757,455)
Proceeds from the issuance of long-term debt	—	388,125
Proceeds from the issuance of common stock	—	220,128
Long-term debt financing costs	—	(12,588)
Other financing activities	2,971	371

Net cash used in financing activities	(185,818)	(161,419)

Effect of exchange rate changes on cash and cash equivalents	(19,838)	1,745

Change in cash and cash equivalents	(184,266)	40,401
Cash and cash equivalents, beginning of period	662,440	412,111

Cash and cash equivalents, end of period	$478,174	$452,512

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Net Sales and Operating Income by Reportable Segment

(Unaudited — In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net Sales:
ACCG	$309.5	$322.2	$568.1	$648.1
Enterprise	220.7	164.3	418.6	308.3
Broadband	128.6	118.2	239.6	232.4
WNS	181.3	179.7	337.1	338.7
Inter-segment eliminations	(2.0)	(0.7)	(3.7)	(1.5)

Consolidated Net Sales	$838.1	$783.7	$1,559.7	$1,526.0

Operating Income (Loss):
ACCG	$17.2	$14.6	$(23.1)	$1.2
Enterprise	36.8	27.8	54.9	35.3
Broadband	10.7	27.9	24.0	36.5
WNS	16.7	3.8	19.4	10.2

Consolidated Operating Income	$81.4	$74.1	$75.2	$83.2

CommScope, Inc.

Reconciliation of GAAP Measures to Adjusted (Non-GAAP) Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended June 30, 2010			Six Months Ended June 30, 2010
	Operating Income	Net Income (1)	Diluted EPS	Operating Income	Net Income (1)	Diluted EPS

As reported	$81.4	$44.2	$0.43	$75.2	$22.1	$0.23

Special items:
Amortization of purchased intangible assets (2)	24.4	15.2	0.15	48.8	30.4	0.29
Restructuring costs	3.6	2.3	0.02	51.4	32.2	0.31
Arbitration award	(8.6)	(5.3)	(0.05)	(8.6)	(5.3)	(0.05)
Tax effect of health care legislation	—	—	—	—	2.3	0.02

As adjusted for special items (non-GAAP)	$100.8	$56.4	$0.55	$166.8	$81.7	$0.80

	Three Months Ended June 30, 2009			Six Months Ended June 30, 2009
	Operating Income	Net Income (1)	Diluted EPS	Operating Income	Net Income (Loss) (1)	Diluted EPS

As reported	$74.1	$15.4	$0.18	$83.2	$(5.1)	$(0.07)

Special items:
Amortization of purchased intangible assets (2)	24.5	15.3	0.16	48.9	30.5	0.36
Restructuring costs	8.1	5.6	0.06	16.8	11.2	0.13
Litigation charge	18.1	10.3	0.11	21.2	12.3	0.15
Loss on debt conversions and prepayments	—	14.7	0.16	—	23.4	0.28

As adjusted for special items (non-GAAP)	$124.8	$61.3	$0.67	$170.1	$72.3	$0.85

(1)	The tax rates applied to special items reflect the tax expense or benefit expected to be realized based on the tax jurisdiction of the entity generating the special item. There are certain special items for which we expect to receive little or no tax benefit.
(2)	Includes amortization included in cost of sales of $3.6 million for the three months ended June 30, 2010 and 2009 and $7.2 million for the six months ended June 30, 2010 and 2009.

CommScope management believes that presenting operating income, net income (loss) and diluted EPS information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.